Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement Nos. 333-27507, 333-37306, 333-36445, 333-39547, 333-60816 and 333-45827 of EMCORE Corporation on Form S-8 and Registration Statement Nos. 333-94911, 333-87753, 333-65526, 333-71791 and 333-42514 of EMCORE Corporation on Form S-3 of our report dated December 24, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to accounting changes), appearing in this Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2003.

DELOITTE & TOUCHE L.L.P.

Parsippany, New Jersey
December 24, 2003